UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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Agenus Inc.

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

This Amendment No. 2 to Schedule 14A (the “Amendment No. 2”) is being filed by Agenus Inc. (the “Company”) to amend the Company’s definitive proxy statement for the 2025 annual meeting of stockholders (the “Proxy Statement”), which was filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2025, and amended by Amendment No. 1 to the Proxy Statement, which was filed with the SEC on May 5, 2025 (“Amendment No. 1”). This Amendment No. 2 amends Proposal 2 to reflect (i) that in May 2025, the Company granted annual equity awards to our employees and directors in the form of stock options covering a total of 185,221 shares of common stock, which stock options are contingent on stockholder approval of our 2019 EIP, as Amended and Restated, (ii) that the Company’s compensation committee has determined to pay 2024 annual bonuses in the form of restricted stock units (“RSUs”), in lieu of cash totaling approximately $6.1 million, (iii) updates to the numbers of contingent RSUs and contingent stock options granted in April 2025, (iv) that, since March 31, 2025, the Company has granted additional awards of stock options and RSUs covering a total of 285,990 shares of common stock, which awards are not contingent on stockholder approval of our 2019 EIP, as Amended and Restated, and (v) updates to certain previously disclosed information related to outstanding equity awards as of March 31, 2025. The RSUs to be granted in lieu of cash payment of 2024 annual bonuses will not be granted until after the date of our annual meeting of stockholders, and will only be granted if stockholders approve Proposal 2. This Amendment No. 2 also amends Proposal 5 to reflect (i) updated disclosure regarding the Eligible Options for purposes of the Option Exchange to be current as of May 29, 2025, and (ii) that the stock options granted contingent on stockholder approval of our 2019 EIP, as Amended and Restated, as described in Proposal 2, will be Eligible Options for purposes of the Option Exchange, assuming that such stockholder approval of Proposal 2 is obtained and that the exercise prices are greater than $2.50 per share and greater than the closing price of our common stock on the date of the Option Exchange. If stockholder approval of Proposal 2 is not obtained, these contingent stock options will be automatically forfeited and will not be exchanged in the Option Exchange.

No other changes have been made to the Proxy Statement or Amendment No. 1 or to the matters to be considered by the stockholders. All other items of the Proxy Statement and Amendment No. 1 are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Amendment No. 2 shall have the meanings assigned to such terms in the Proxy Statement and Amendment No. 1. This Amendment No. 2 should be read in conjunction with both the Proxy Statement and Amendment No. 1.

AMENDMENT TO PROXY STATEMENT

Below are Proposal 2 and Proposal 5 in their entirety, as amended:

PROPOSAL 2— TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

Summary

We are seeking stockholder approval to amend our Amended and Restated 2019 Equity Incentive Plan (2019 EIP). This amendment will increase the available shares under the plan by 7,000,000 shares and extend its term for ten additional years.

Why We Are Requesting Your Vote

Agenus has generated compelling clinical data for our lead therapies, BOT/BAL, demonstrating significant potential to improve patient outcomes across multiple cancer types and disease stages. Despite consistently achieving clinical milestones, the FDA’s recommendation against accelerated approval in June 2024 significantly impacted our stock price and financial position. This FDA action further triggered what Agenus believes to be an unjustified SEC investigation and shareholder litigation, creating additional challenges.

To address these circumstances, Agenus implemented rigorous cost reduction measures, including workforce reductions, asset monetization, and transitioning senior management compensation from cash to equity, led by CEO Garo Armen’s example. These measures extended our operational runway but substantially depleted our equity incentive pool.

Approving this amendment is essential to:

•	Motivate and retain our dedicated employees and other service providers, whose commitment is vital to navigating these challenges and driving future success.

•	Preserve cash resources, aligning employee incentives directly with shareholder interests through equity compensation.

•	Sustain competitive advantage in attracting and retaining top talent necessary for continued progress in the competitive pharmaceutical industry.

Your vote in favor of Proposal 2 supports Agenus’s recovery, reinforces the commitment to our mission of patient care, and ensures long-term value creation for all stakeholders.

Description of Proposed Amendment to our 2019 Equity Incentive Plan

Our Amended and Restated 2019 Equity Incentive Plan (our “2019 EIP”) was originally approved by our stockholders on June 19, 2019, and has subsequently been amended, most recently in 2024. On April 16, 2025, the Board approved, subject to shareholder approval, an amendment to increase the maximum number of shares of our common stock available for issuance under our 2019 EIP by 7,000,000 shares and to extend the term of our 2019 EIP to the ten-year anniversary of the date it is approved by our stockholders.

If stockholders do not approve this Proposal 2, the changes to our 2019 EIP, as Amended and Restated, will not become effective and our 2019 EIP will remain in effect in accordance with its terms. In addition, if stockholders do not approve this Proposal 2, certain awards that were granted to our employees and other service providers contingent upon obtaining stockholder approval of our 2019 EIP, as Amended and Restated, as described in more detail below under “New Plan Benefits,” will be automatically forfeited. The material terms of our 2019 EIP, as Amended and Restated, are described under “Summary of our 2019 EIP” below.

Reasons for Seeking Shareholder Approval

Equity awards are a key part of our compensation program

Equity compensation has been, and will continue to be, a critical component of our compensation package because it (i) contributes to a culture of ownership among our employees and other service providers, (ii) aligns our employees’ interests with the interests of our other stockholders and (iii) preserves our cash resources. It has been our practice to grant equity awards to substantially all of our full-time employees upon hire and on an annual basis. We compete for talent in an extremely competitive industry, often with larger pharmaceutical companies with greater resources. We believe that our ability to compensate with equity awards is essential to our efforts to attract and retain top talent, which we have been successful in doing to date. In addition, we have used equity compensation as a way to further tie the interests of our executive officers and other key employees with those of our stockholders through the payment of their annual incentive bonuses in previous years in the form of fully vested shares of our common stock and, for 2023 annual bonuses, in the form of time-based stock options. Our Compensation Committee has determined to pay 2024 annual bonuses in the form of time-based restricted stock units (“RSUs”) and certain of our employees and other service providers have also elected to take a portion of their 2025 base salary or consulting fees, as applicable, in the form of time-based stock options or RSUs, in lieu of cash, in each case, subject to stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP. Equity awards are an essential part of our compensation package, are central to our employment value proposition, and are necessary for us to continue competing for top talent as we grow.

Equity awards incentivize the achievement of key business objectives and increases in stockholder value

Our equity program primarily consists of time-based stock options. We believe stock options are performance-based because no value is realized unless our stock price increases from the date of grant. We have also from time to time granted stock options that are subject to performance-based vesting conditions to incentivize the achievement of key business objectives or specific increases in stock price, as well as RSUs and performance shares. RSUs serve as a valuable retention incentive and typically vest based on continued employment or service over a specified time period. Performance shares vest based on the achievement of key business objectives or specific increases in stock price. We believe that equity awards have been and will continue to be critical to our success and that they play an important role in incentivizing employees across our Company to achieve our key business objectives and drive increases in stockholder value.

Additional shares are necessary in order for us to meet our anticipated equity compensation needs

Events during 2024 impacted our stock price and financial position. To address these circumstances we implemented rigorous cost reduction measures including workforce reductions, asset monetization, and transitioning senior management compensation from cash to equity. These measures extended our operational runway but substantially depleted our equity incentive pool. As of March 31, 2025, there were 127,170 shares remaining available for issuance under our 2019 EIP. If stockholders do not approve our 2019 EIP, as Amended and Restated, our ability to grant equity awards to our existing employees and management team, as well as our planned new hires, will be severely limited, which would place us at a competitive disadvantage. After a review of our historical practices and our anticipated future growth, we believe that the shares that would become available under our 2019 EIP, as Amended and Restated, if this proposal is approved would enable us to continue to grant equity awards for approximately one to two years, which is vital to our ability to attract and retain the talent required to support our continued growth in the extremely competitive labor market in which we compete. The actual duration of the proposed share pool will depend on various factors and may be shorter or longer than that described above.

Although we grant equity awards deeply, we have responsibly managed our burn rate and overhang

In determining the share pool under our 2019 EIP, as Amended and Restated, the Board considered the historical number of equity awards granted by the Company in the past three years. In 2024, 2023 and 2022, the Company made equity awards in respect of 3,383,448 shares, 888,044 shares and 625,544 shares, respectively, under our 2019 EIP (assuming maximum performance, for awards subject to performance-based vesting). The weighted average number of shares of our common stock outstanding in 2024, 2023 and 2022 was 21,472,791, 17,894,437 and 14,087,125, respectively. The Company’s three-year average unadjusted burn rate (calculated by dividing the total number of shares subject to equity awards granted during the applicable period by the total weighted-average number of shares outstanding during the period, without taking into account any forfeited equity awards) is 15%. Our three-year average adjusted burn rate is 16%. Adjusted burn rate applies a multiplier of 1.5x (based on our stock price volatility) to restricted stock and RSUs when calculating the burn rate, to better equate those full-value awards with options. We believe our historical burn rate is reasonable for a company of our size in our industry, especially given our broad-based use of equity awards to compensate our employees and other key service providers. We will continue to monitor our equity use in future years to ensure our burn rate is within competitive market norms. In determining the number of shares that would become available under our 2019 EIP, as Amended and Restated, the Board also considered the total shares subject to outstanding awards and the dilution that would result from the share pool under our 2019 EIP, as Amended and Restated. As of March 31, 2025, there were 4,860,720 shares subject to outstanding awards under our 2019 EIP and, as of this same date, the shares subject to outstanding equity awards and available for issuance under our 2019 EIP represented approximately 18% of our outstanding shares (commonly referred to as the “overhang”). The table below includes aggregate information regarding equity awards outstanding and the number of shares available for future awards under our 2019 EIP, our Amended and Restated 2009 Equity Incentive Plan (our “2009 Plan”), the DDCP, our 2015 Inducement Equity Plan and the Agenus, Inc. 2019 Employee Stock Purchase Plan (as amended) (our “ESPP”), in each case, as of March 31, 2025, the number of shares subject to outstanding equity awards that have been granted contingent on stockholder approval of this proposal as of May 29, 2025, and the number of shares that would be available for issuance under our 2019 EIP, as Amended and Restated, if this proposal is approved by stockholders, the number of shares that would be available for issuance under the DDCP if Proposal 3 is approved by stockholders, and the number of shares that would be available for issuance under our ESPP if Proposal 4 is approved by stockholders. If stockholders approve Proposal 5, options with respect to approximately 5.2 million shares of our common stock (assuming the exercise prices of these options exceed the closing price on the date of the option exchange), as of March 31, 2025, plus options with respect to 220,569 shares of our common stock (assuming the exercise prices of these options exceed the closing price on the date of the option exchange), which were granted after March 31, 2025, plus options with respect to 235,221 shares of our common stock (assuming the exercise prices of these options exceed the closing price on the date of the option exchange), which were granted contingent on stockholder approval of this proposal, will be exchanged for options with an exercise price equal to the closing price of our common stock on the date of grant of the new options (i.e., those options will be “repriced”).

Information on Equity Compensation Plans as of March 31, 2025 (except as set forth below)
Total number of stock options outstanding(1)	5,193,164
Weighted-average exercise price of stock options outstanding(2)	$27.42
Weighted-average remaining duration of stock options outstanding	7.9 years
Total number of full value awards outstanding (including RSUs)(3)	66,724
Total shares available for future awards under our 2019 EIP(4)	127,170
Total shares available for future awards under the 2015 Inducement Equity Plan	91,811
Total shares available for future awards under the DDCP	—
Total shares available for future awards under our ESPP	997
Outstanding contingent stock options and full value awards as of May 29, 2025(5)	335,221
Proposed additional shares available for future awards under our 2019 EIP, as Amended and Restated(6)	6,664,779
Proposed increase to shares available for awards under our 2019 EIP, as Amended and Restated	7,000,000
Proposed increase to shares available for awards under the DDCP, as amended	25,000
Proposed increase to shares available for awards under our Amended ESPP	50,000
Total shares of common stock outstanding (as of March 31, 2025)	26,563,351

(1)

Includes 4,842,926 stock options outstanding under our 2019 EIP, 303,154 stock options outstanding under our 2009 Plan, and 47,084 stock options outstanding under the 2015 Inducement Equity Plan. Does not include (i) stock options with respect to 220,569 shares of our common stock that were granted after March 31, 2025, and (ii) stock options that were granted contingent on stockholder approval of this proposal. No stock appreciation rights are outstanding.

(2)

If Proposal 5 is approved by our stockholders, options with respect to approximately 5.2 million shares of our common stock (assuming the exercise prices of these options exceed the closing price on the date of the option exchange), as of March 31, 2025, plus options with respect to 220,569 shares of our common stock (assuming the exercise prices of these options exceed the closing price on the date of the option exchange), which were granted after March 31, 2025, plus options with respect to 235,221 shares of our common stock (assuming the exercise prices of these options exceed the closing price on the date of the option exchange), which were granted contingent on stockholder approval of this proposal, will be exchanged for options that have an exercise price equal to the closing price of our common stock on the date of grant of the new options.

(3)

Includes 31,780 and 12,335 shares underlying awards (other than stock options) outstanding under our 2019 EIP and the 2015 Inducement Equity Plan, respectively, and 22,609 shares underlying awards outstanding under the DDCP. Does not include (i) full value awards covering approximately 65,421 shares of our common stock that were granted after March 31, 2025, and (ii) full value awards that were granted contingent on stockholder approval of this proposal.

(4)

Without giving affect to the proposed amendments. Share counting provisions, including adjustments to the number of shares available under our 2019 EIP, are described below under “Authorized Shares” and “Adjustments.”

(5)

Includes 235,221 stock options and 100,000 RSUs that were granted contingent on stockholder approval of this proposal. Excludes (i) full value awards expected to be granted following the date of this proxy statement and during the remainder of 2025 in lieu of cash salary or consulting fee payments, as applicable, totaling approximately $255,000, which grants will be contingent on stockholder approval of this proposal, and (ii) full value awards expected to be granted following the date of our annual meeting, if stockholders approve this proposal, in lieu of cash payment of 2024 annual bonuses, totaling approximately $6.1 million.

(6)

Reflects the proposed increase to the share pool under our 2019 EIP by 7,000,000 shares, minus the number of shares underlying outstanding awards that are contingent on stockholder approval of our 2019 EIP, as Amended and Restated.

Since March 31, 2025, the Company has granted 65,421 RSUs and stock options covering 220,569 shares of common stock that were covered by the remaining share pool capacity under our 2019 EIP and are therefore not contingent on stockholder approval of our 2019 EIP, as Amended and Restated.

In April 2025, the Company granted 100,000 RSUs and a stock option covering 50,000 shares of common stock that are contingent on stockholder approval of our 2019 EIP, as Amended and Restated, which awards were granted to service providers in lieu of cash payment of a portion of their consulting fees for a portion of 2025. We also expect to grant full value awards following the date of this proxy statement and during the remainder of 2025 in lieu of cash salary or consulting fee payments, as applicable, totaling $255,000, which grants will be contingent on stockholder approval of this proposal. Our Compensation Committee has also determined that, if stockholders approve this proposal, 2024 annual bonuses will be paid in the form of RSUs, in lieu of cash, totaling approximately $6.1 million. Such RSUs to be granted in lieu of cash payment of 2024 annual bonuses will not be granted until after the date of our annual meeting of stockholders, and will only be granted if stockholders approve this proposal. In May 2025, the Company also granted annual equity awards to our employees and directors in the form of stock options covering a total of 185,221 shares of common stock, which stock option awards are contingent on stockholder approval of our 2019 EIP, as Amended and Restated.

If stockholders do not approve this Proposal 2, the contingent awards described above will be forfeited, the service providers who elected to receive options or full value awards in lieu of cash base salary or consulting fees, as applicable, will receive payment of such amounts in cash, our Compensation Committee will determine the form of payment of 2024 annual bonuses, and no additional awards will be granted under our 2019 EIP.

Our 2019 EIP, as Amended and Restated, is consistent with principles of good corporate governance.

The Board believes that our 2019 EIP, as Amended and Restated, will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•

No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under our 2019 EIP, as Amended and Restated, must have an exercise or base price that is not less than the closing price of the underlying common stock on the date of grant.

•

No Repricing. Other than in connection with a corporate transaction affecting the Company, our 2019 EIP, as Amended and Restated, prohibits any repricing of stock options or SARs without obtaining stockholder approval.

•	Limits on Awards to non-Employee Directors. Our 2019 EIP, as Amended and Restated, limits the amount of compensation payable to non-employee directors in any year.

•

No Liberal Share Recycling. Shares underlying stock options and other awards issued under our 2019 EIP, as Amended and Restated, will not be recycled into the share pool if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under our 2019 EIP, as Amended and Restated, will not be increased by any shares that have been delivered under our 2019 EIP, as Amended and Restated that are subsequently repurchased using proceeds directly attributable to stock option exercises.

•

Minimum Vesting Periods. Awards under our 2019 EIP, as Amended and Restated, may not be scheduled to vest, in whole or in part, within one year of grant (subject to exceptions for (i) awards to non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, (ii) shares delivered in lieu of or in settlement of fully vested cash awards, salary or other payments otherwise payable to the participant, (iii) substitute awards granted in connection with a business acquisition, and (iv) awards that result in the issuance of a maximum of 5% of shares available for issuance under the plan); and provided that the plan administrator maintains discretion to provide for accelerated exercisability or vesting of any awards in the case of retirement, death, disability, or a covered transaction (as described below).

•	No Reload Awards. Our 2019 EIP, as Amended and Restated, prohibits the grant of “reload” awards.

•	No Dividends on Unvested Awards. Dividend and dividend equivalents may not be paid on a current basis on unvested awards.

•	No Liberal Change of Control Definition. Our 2019 EIP, as Amended and Restated, does not include a “liberal” change of control definition.

Summary of our 2019 EIP, as Amended and Restated

The following is a brief summary of the material terms of our 2019 EIP, as Amended and Restated. A copy of our 2019 EIP, as Amended and Restated, is attached as Appendix A to this proxy statement, and we urge stockholders to read it in its entirety. The following description of the material terms of our 2019 EIP, as Amended and Restated, is qualified in its entirety by reference to the full text of our 2019 EIP, as Amended and Restated.

Administration. Our 2019 EIP, as Amended and Restated, will generally be administered by our Compensation Committee, which will have the discretionary authority to administer and interpret the plan; determine eligibility for and grant awards; determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any award under the plan; determine, modify, accelerate or waive the terms and conditions of any award; determine the form of settlement of awards; prescribe forms, rules and procedures relating to the plan and awards; and otherwise do all things necessary or desirable to carry out the purposes of the plan or any award. Our Compensation Committee (or the Board, with respect to such matters over which it retains authority) may delegate to one or more of its members (or one or more members of the Board) such of its duties, powers and responsibilities as it may determine and, to the extent permitted by law, may delegate certain of its duties, powers and responsibilities to officers, employees and other persons. As used in this summary, the term “Administrator” refers to our Compensation Committee, the Board or any authorized delegates, as applicable.

Eligibility to Receive Awards. Under our 2019 EIP, as Amended and Restated, employees, directors, consultants and advisors of the Company and its affiliates (which, as of the date of this proxy statement and under the terms of our 2019 EIP, as Amended and Restated, would include MiNK) are eligible to receive awards under our 2019 EIP, as Amended and Restated. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain affiliates. As of March 31, 2025, we estimate that approximately 178 employees, including all of our executive officers, 4 non-employee directors, and 15 consultants and advisors in the aggregate would be eligible to participate in our 2019 EIP, as Amended and Restated.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of common stock that may be delivered in satisfaction of awards under our 2019 EIP, as Amended and Restated, is 12,050,000 shares (inclusive of shares subject to awards previously granted under our 2019 EIP prior to the effective date of our 2019 EIP, as Amended and Restated), plus the number of shares available for issuance under our 2009 Plan on the date our 2019 EIP was originally adopted by shareholders in 2019 (not to exceed 263,112 shares), plus any shares underlying awards under our 2009 Plan that again become available for grant under our 2009 Plan (not to exceed 982,776 shares) (the “Share Pool”). Up to 12,050,000 shares from the Share Pool may be issued in satisfaction of ISOs. The following rules apply in respect of the Share Pool:

•

Any shares of stock underlying awards settled in cash or that expire, become unexercisable, terminate, or are forfeited to or repurchased by the Company without the issuance of shares will not reduce the Share Pool.

•

All shares covering a SAR, any portion of which is settled in stock, and any shares withheld in satisfaction of the exercise or purchase price or tax withholding obligations will reduce the Share Pool.

•

The Share Pool will not be increased by any shares that are delivered under our 2019 EIP, as Amended and Restated, that are subsequently repurchased by the Company using proceeds directly attributable to stock option exercises.

•	Shares issued in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.

Shares that may be delivered under our 2019 EIP, as Amended and Restated, may be authorized but unissued shares of our common stock or previously issued shares of our common stock acquired by the Company. Shares may be delivered under our 2019 EIP, as Amended and Restated, in satisfaction of awards granted under other compensation arrangements of the Company, including our 2009 Plan. The closing price of our common stock as reported on Nasdaq on May 29, 2025 was $3.20 per share.

Annual Director Limits. In the case of a non-employee director, with respect to his or her services as a director, the aggregate value of all compensation granted or paid to the director by the Company with respect to any calendar year, including equity awards, may not exceed $800,000 (or $1,000,000 for the calendar year in which the director is first elected). This limitation does not apply to any compensation granted or paid for services other than as a non-employee director, including as a consultant or advisor to us or any of our subsidiaries.

Types of Awards. Our 2019 EIP, as Amended and Restated, provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards under our 2019 EIP, as Amended and Restated, but will be subject to the same risk of forfeiture as applies to the underlying award.

•

Stock Options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The per share exercise price of each stock option, and the per share base value of each SAR, granted under our 2019 EIP, as Amended and Restated, may not be less than 100% of the closing price of a share of our common stock on the date of grant (or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported) (110% in the case of certain ISOs). The Administrator may not grant stock options that provide for automatic “reload” grants of additional stock options.

•

Restricted and Unrestricted Stock and Stock Units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock is stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

•	Performance Awards. The Administrator may grant performance awards, which are awards that vest subject to performance vesting conditions.

•

Other Stock-Based Awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as are determined by the Administrator.

•	Substitute Awards. The Administrator may grant substitute awards, which may have terms and conditions that are inconsistent with the terms and conditions of our 2019 EIP, as Amended and Restated.

Vesting; Terms of Awards. The Administrator will determine the terms and conditions of all awards granted under our 2019 EIP, as Amended and Restated, including the time or times an award vests or becomes exercisable, the terms and conditions on which an option or SAR remains exercisable, and the effect of termination of a participant’s employment or service on awards. No award under our 2019 EIP, as Amended and Restated, may be scheduled to vest, in whole or in part, prior to the date that is one year following the date the award is granted, except that the following awards will not be subject to the foregoing minimum vesting requirement: (i) substitute awards granted in connection with a business acquisition, (ii) shares delivered in lieu of or in settlement of fully vested cash awards, salary, or other payments otherwise payable to a participant, (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) awards that result in the issuance of an aggregate of up to five percent (5%) of the aggregate shares available for issuance under our 2019 EIP, as Amended and Restated. This one-year minimum vesting requirement does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any awards in the case of retirement, death, disability, or a covered transaction (as described below), in the terms of an award agreement or otherwise.

Termination of Employment or Other Status. The Administrator will determine the effect of termination of employment or other service on awards.

Transferability of Awards. Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Covered Transactions. Except as otherwise provided in an award agreement or by the Administrator, in the event of a consolidation, merger or similar transaction in which the Company is not the surviving corporation or which results in the acquisition of the majority of our common stock by a single person or group, a sale or transfer of substantially all of our assets or a dissolution or liquidation of the Company (a “covered transaction”):

•

For each unvested award that is then outstanding and eligible to vest based on performance, the Administrator shall determine the extent to which the applicable performance vesting conditions have been achieved as of the consummation of such covered transaction and the award, to the extent earned based on performance, will thereafter be eligible to vest based on continued employment or service, as applicable;

•

Each such award described in the immediately preceding paragraph, and each unvested award that is outstanding as of the consummation of the covered transaction that is eligible to vest solely based on continued employment or service, as applicable, will be assumed, continued or substituted for by the acquirer, survivor or affiliate thereof and will vest on the same schedule as the award so assumed, except that if the participant’s employment or service, as applicable, is terminated for any reason other than cause within two years following such covered transaction, the award (or any award substituted therefor) will vest in full;

•

Each award that is outstanding as of the consummation of the covered transaction that is not assumed, continued or substituted for as described above will vest in full in connection with the consummation of the covered transaction.

•

The Administrator may provide for payment with respect to some or all awards that are not assumed, continued or substituted in an amount equal to the fair market value of the underlying shares over the applicable exercise or purchase price of such award.

Adjustments Upon Changes in Capitalization. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be issued under our 2019 EIP, as Amended and Restated and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of, outstanding awards, and any other provisions affected by such event. The Administrator may also make such adjustments to take into account other distributions to stockholders or any other event if it determines that adjustments are appropriate to avoid distortion in the operation of our 2019 EIP, as Amended and Restated, or any award. For example, on April 12, 2024, the Company effected the one-for-twenty reverse stock-split, which resulted in appropriate and proportionate adjustments under our 2019 EIP.

Clawback. The Administrator may provide that any outstanding award or the proceeds from, or other amounts received in respect of, any award or stock acquired under any award will be subject to forfeiture and disgorgement to us, with interest and related earnings, if the participant to whom the award was granted is not in compliance with the plan or the applicable award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant. Each award will be subject to any policy of the Company or any of its affiliates that relates to trading on non-public information and permitted transactions with respect to shares of our common stock, including limitations on hedging and pledging. In addition, each award will be subject to any of our policies or those of our subsidiaries that provides for the forfeiture, disgorgement or clawback with respect to incentive compensation that includes awards under the plan and will be subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards.

Term. If shareholders approve our 2019 EIP, as Amended and Restated, unless sooner terminated by the Administrator, our 2019 EIP, as Amended and Restated, will terminate on June 17, 2035 (the ten-year anniversary of the date it is approved by our shareholders). Awards outstanding on that date will continue in accordance with their terms.

Amendment and Termination. The Administrator may at any time amend our 2019 EIP, as Amended and Restated, or any outstanding award and may at any time terminate our 2019 EIP, as Amended and Restated, as to future grants. However, except as expressly provided in our 2019 EIP, as Amended and Restated, or the applicable award, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights under the award without the participant’s consent, unless the Administrator expressly reserved the right to do so at the time the award was granted. Any amendments to our 2019 EIP, as Amended and Restated, will be conditioned on stockholder approval to the extent required by law or applicable stock exchange requirements.

Certain Federal Income Tax Consequences of our 2019 EIP, as Amended and Restated

The following is a summary of certain U.S. federal income tax consequences associated with certain awards granted under our 2019 EIP, as Amended and Restated. This summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment tax or other federal tax consequences, except as noted.

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations provided in the U.S. tax code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. Generally, a disposition of shares acquired pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations provided in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares acquired pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company, subject to the limitations provided in the Code.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations provided in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under our 2019 EIP, as Amended and Restated, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is generally taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code), unless he or she has made a proper election to defer receipt of the shares under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

New Plan Benefits

The following table sets forth a stock option award and an award of RSUs granted by the Company to the persons and groups named below under our 2019 EIP in April 2025, contingent on stockholder approval of our 2019 EIP, as Amended and Restated, which were granted to service providers in lieu of cash payment of a portion of their consulting fees for a portion of 2025, as well as annual grants of stock option awards granted to our employees and directors under our 2019 EIP in May 2025, contingent on stockholder approval of our 2019 EIP, as Amended and Restated. Should stockholder approval of this Proposal 2 not be obtained, these awards will be automatically forfeited and, if applicable, such service providers will receive payment of such portion of their consulting fees in cash.

The stock option award to purchase 50,000 shares of our common stock awarded in April 2025 has an exercise price of $2.89 per share. All such options expire on the tenth anniversary of the grant date. The stock option was vested as to 100% of the underlying shares on the grant date.

The 100,000 RSUs awarded in April 2025 vest as to 25% of the RSUs on each of July 1, 2025 and January 1, 2026 and as to 50% of the RSUs on July 1, 2026, in each case, generally subject to continued service with the Company through the applicable vesting date.

The annual equity awards of stock options granted in May 2025 have an exercise price of $3.02 per share. All such options expire on the tenth anniversary of the grant date. The stock options granted to our directors vest as to 100% on the earlier of (i) the one-year anniversary of the grant date and (ii) the 2026 annual stockholder meeting, and the stock options granted to our executives and our non-executive employees vest as to one-third (1/3) of the underlying shares on each of the first, second, and third anniversaries of the grant date, in each case, generally subject to continued service with the Company through the applicable vesting date.

We also expect to grant full value awards following the date of this proxy statement and during the remainder of 2025 in lieu of cash salary or consulting fee payments, as applicable, totaling approximately $255,000, which grants will be contingent on stockholder approval of this proposal. The number of shares that will be granted following the date of this proxy statement will be determined based on the closing price of our common stock on the date of grant, are not determinable at this time, and are therefore not included in the table below.

Our Compensation Committee has also determined, subject to stockholder approval of this proposal, to pay 2024 annual bonuses in the form of RSUs, in lieu of cash, totaling approximately $6.1 million. Such RSUs to be granted in lieu of cash payment of 2024 annual bonuses will not be granted until after the date of our annual meeting of stockholders, and will only be granted if stockholders approve this proposal. The number of RSUs that will be granted, if stockholders approve this proposal, will be determined based on the closing price of our common stock on the date of grant, are not determinable at this time, and therefore are not included in the table below. These RSUs, if granted, will be fully vested on the grant date and will be subject to trading restrictions for thirty (30) days following the grant date. Should stockholder approval of this Proposal 2 not be obtained, our Compensation Committee will determine the form of payment, if any, of 2024 annual bonuses.

Any other awards under our 2019 EIP, as Amended and Restated, would be granted by our Compensation Committee in its discretion, subject to the limits described under “Annual Director Limits” above and other terms of the plan.

Name and Position	Number of Stock Options	Number of RSUs
Garo H. Armen, Ph.D., Chief Executive Officer	37,500	—
Steven J. O’Day, MD, Chief Medical Officer	—	—
Christine M. Klaskin, Vice President, Finance	7,250	—
All other executive officers as a group	59,864	—
All non-employee directors as a group	79,000	—
All non-executive employees as a group	51,607	—
All other consultants as a group	—	100,000

Vote Required

To approve Proposal 2, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 2, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 5 – TO APPROVE THE OPTION EXCHANGE PROPOSAL

Summary

We seek stockholder approval for a one-time Option Exchange, pursuant to which certain underwater options will be canceled and replaced with new options that have an exercise price equal to the closing price of our common stock at the time of grant.

Why We Are Requesting Your Vote

The FDA’s recommendation against accelerated approval, despite consistently favorable clinical data for our BOT/BAL therapies, significantly reduced our stock price. This has negatively impacted employee motivation and retention and triggered additional scrutiny through an SEC investigation and shareholder litigation.

The Option Exchange is essential to:

•	Restore incentive and retention value to our equity compensation, encouraging long-term commitment.

•	Align employee and other service provider interests closely with stockholders, ensuring unified efforts toward rebuilding shareholder value.

•	Maximize the return on previously expensed stock compensation, transforming underwater options into valuable incentives without additional cash expenditure.

•	Maintain competitive equity incentives, crucial for attracting and retaining essential talent.

Your vote for Proposal 5 supports Agenus’s talent retention strategy, aligns interests effectively, and strengthens our operational capability during a pivotal recovery period.

Description of Proposal

We are seeking stockholder approval of the one-time exchange of options to purchase shares of the Company’s common stock issued under our 2019 EIP, our 2009 Plan and the 2015 Inducement Equity Plan that are held by our executive officers, other employees, consultants, and non-employee directors of the Company for new options to purchase shares of the Company’s common stock (the “Option Exchange” and such proposal, the “Option Exchange Proposal”). Based on the recommendation of our Compensation Committee, the Board authorized the Option Exchange, pursuant to which eligible options to purchase shares of common stock held by our executive officers, other employees, consultants, and non-employee directors will be cancelled in exchange for an equal number of new options to purchase shares of common stock with an exercise price equal to the fair market value (within the meaning of our 2019 EIP, generally defined as the closing price of a share of our common stock on the date of grant) of our common stock at the time of the Option Exchange and a term of the option that extends ten years from the date of grant. An eligible stock option generally includes any outstanding stock option that has an exercise price equal to or greater than $2.50 per share and greater than the closing price of our common stock on the date of the Option Exchange, that vests based on continued service with us and that was granted under our 2019 EIP, our 2009 Plan or the 2015 Inducement Equity Plan (each, an “Eligible Option” and collectively, the “Eligible Options”). The stock options granted contingent on stockholder approval of our 2019 EIP, as Amended and Restated, as more fully described in Proposal 2, will be Eligible Options assuming that such stockholder approval is obtained and that the exercise prices are greater than $2.50 per share and greater than the closing price of our common stock on the date of the Option Exchange. If stockholder approval of Proposal 2 is not obtained, these contingent stock options will be automatically forfeited and will not be exchanged in the Option Exchange.

As of May 29, 2025, we had outstanding stock options (including contingent stock options) held by eligible employees (including executive officers), consultants, and non-employee directors to purchase 5,389,390 shares of common stock with a weighted average exercise price of $25.78 per share. Of these stock options (including contingent stock options) held by eligible employees (including executive officers), consultants, and non-employee directors, there were options to purchase 5,358,140 shares of common stock with an exercise price equal to or greater than $2.50 per share that would be considered Eligible Options for purposes of the Option Exchange (assuming that the exercise prices are greater than the closing price of our common stock on the date of the Option Exchange).

For more information about our 2019 EIP, including the proposed additional shares requested to become available for issuance under our 2019 EIP and the stock option awards granted contingent upon stockholder approval of such share pool increase, please see Proposal 2.

Stockholders should be aware that our executive officers and directors may be considered to have an interest in the approval of the Option Exchange because they are eligible to participate in the Option Exchange. Nonetheless, the Board believes the Option Exchange is in the best interests of stockholders and the Company in order to provide meaningful and appropriate incentive to motivate and retain our talented team members.

Reasons for Seeking Stockholder Approval

We are asking our stockholders to approve the Option Exchange to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and align our employee and stockholder interests to promote long-term value creation. We compete for talent in an extremely competitive industry, often with larger pharmaceutical companies with greater resources. We believe that our ability to effectively compensate with equity awards is essential to our efforts to attract and retain top talent. Equity awards are an essential part of our compensation package, are central to our employment value proposition, and restoring equity value is necessary for us to retain our employees and other service providers and continue competing for top talent. Underwater stock option awards are of limited benefit in motivating and retaining our key talent and aligning their interests with those of our stockholders. Through the Option Exchange, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented employees, consultants, executives, and non-employee directors and by aligning the interests of these individuals more fully with the interests of our stockholders.

Our equity program primarily consists of time-based stock options. In addition, in 2024 we used stock options as a way to further tie the interests of our executive officers and other key employees with those of our stockholders through the payment of their 2023 annual incentive bonuses in the form of time-based options in lieu of cash. Option grants can serve as a powerful retentive tool based on stock price appreciation. In the last several years we have experienced a significant decline in our stock price causing the vast majority of our outstanding options to have exercise prices that exceed the recent trading prices of our common stock. As of May 29, 2025, 57% of outstanding stock options held by Eligible Holders were underwater. The significant decline in the price of our common stock has a meaningful impact on the total compensation actually earned by our employees, consultants, and non-employee directors. This impact on total compensation negatively affects our ability to retain and motivate our employees and consultants, whom we rely on to achieve our business plans and strategic objectives. Similarly, this impact on compensation negatively impacts our ability to retain and appropriately compensate our non-employee directors.

We believe that equity compensation has been, and will continue to be, a critical component of our compensation package because it (i) contributes to a culture of ownership among our employees and other service providers, (ii) aligns our employees’ interests with the interests of our other stockholders and (iii) preserves our cash resources. It has been our practice to grant equity awards to substantially all of our full-time employees upon hire and on an annual basis. In 2024, our Board also determined to pay our employees, including our executive officers, their annual incentive bonuses for 2023 in the form of time-based options. Certain of our executives also take a portion of their base salary in equity. The significant decline in the price of our common stock has a meaningful negative impact on the total compensation earned by our key talent, which we believe to be a considerable challenge to our talent retention. The labor market in the pharmaceutical industry is highly competitive and our competitors could offer equity incentives that are more attractive, which will impact our ability to retain talent. An effective and competitive equity incentive program is critical to retaining these employees and consultants and is thus critical to our success.

Under applicable accounting rules, we will recognize a total of approximately $84.2 million in non-cash compensation expense related to these Eligible Options (excluding the contingent stock options), $74.5 million of which was previously expensed as of March 31, 2025 and $9.7 million of which we continue to be obligated to expense, even if these stock options are never exercised because they remain underwater. We believe the Option Exchange will allow us to recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to Eligible Options that are exchanged. The numbers reported in this paragraph do not take into account any contingent stock options, which are not considered granted from an accounting perspective unless and until we obtain shareholder approval of our 2019 EIP, as Amended and Restated.

Our Compensation Committee evaluated several alternatives for remaining competitive within our industry and identified a stock option exchange program as one such potential alternative. As part of this evaluation, our Compensation Committee identified the likely participants in an exchange program and analyzed the value of the equity awards to be exchanged, the general parameters of an exchange program, and the potential impact of an exchange program on our current hiring and retention goals. Our Compensation Committee determined that the Option Exchange was the most attractive alternative for the reasons set forth below.

•

The Option Exchange Helps to Restore Retention and Motivation Incentives. The stock options issued in the Option Exchange will replace underwater stock options. Once vested, these replacement stock options may be settled for shares of common stock under our 2019 EIP. This could provide an economic benefit to participants, unlike the Eligible Options, which are substantially underwater and not currently able to provide an economic benefit to participants, even if they are vested.

•

The Option Exchange Will Allow us to Obtain Value for Previous Compensation Expense. Our underwater stock options have exercise prices that are equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these options prior to vesting, even if they are never exercised. We believe that it is an inefficient use of corporate resources to recognize compensation expense on awards that are not valued by our employees. Replacing underwater options that result in compensation accounting expense but have little or no retention or incentive value with new stock options that will provide both enhanced retention and incentive value is a more efficient and effective compensation strategy.

Alternatives Considered

Our Compensation Committee considered alternatives to the Option Exchange, including issuing new equity awards to employees, exchanging underwater options for full value awards (such as restricted stock units), or increasing cash compensation. Our Compensation Committee determined that the Option Exchange serves to best align executive and employee interests with stockholders’ interests and provides appropriate performance and retention incentive with a less significant cost to the Company and to stockholders compared to the other alternatives.

Structure of the Option Exchange

We anticipate that the Option Exchange will take place on the date this Proposal 5 is approved by our stockholders (the “Exchange Date”).

Eligible Holders

Our employees, including our executive officers, consultants, and non-employee directors, who as of the Exchange Date are employees, consultants, or non-employee directors of the Company and hold outstanding Eligible Options, as described herein, comprising the “Eligible Holders” will automatically participate in the Option Exchange, without any action required on their part. Participants in the Option Exchange must continue in their employment with, or service to, us (as applicable) through the date on which the surrendered options are cancelled and replacement stock options are granted. Any individual whose employment or service with us (as applicable) terminates for any reason before the date the new stock options are granted, including a termination due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, would retain his or her Eligible Options subject to their existing terms and will not be eligible to receive new stock options in the Option Exchange.

Eligible Options

As of May 29, 2025, Eligible Holders held outstanding options (including contingent stock options) to purchase 5,389,390 shares of common stock with a weighted average exercise price of $25.78 per share, of which 57% were underwater, meaning the exercise price of the option exceeded $3.20 (the closing price of a share of our common stock on May 29, 2025). Of the stock options (including contingent stock options) held by Eligible Holders, outstanding options to purchase 5,358,140 shares of common stock had an exercise price equal to or greater than $2.50 per share and otherwise met the criteria to be considered Eligible Options for purposes of the Option Exchange (assuming that the exercise prices are greater than the closing price of our common stock on the date of the Option Exchange). The weighted-average exercise price and weighted average remaining life of the Eligible Options is $25.92 and 8.4 years, respectively.

The following chart illustrates the breakdown of Eligible Options (including contingent stock options) by their exercise price, as of May 29, 2025.

0.2%
0.1%
1.8%
11.1%
18.1%
6.7%
62.1%
$175.60 - $150.00
$149.99 - $124.00
$123.99 - $98.00
$97.99 - $72.00
$71.99 - $46.00
$45.99 - $20.00
$19.99 - $2.54

The following chart illustrates the breakdown of Eligible Options (including contingent stock options) by the year in which they were granted, as of May 29, 2025.

1.5%
1.6%
2.5%
0.1%
9.6%
5.6%
4.7%
5.5%
4.6%
8.5%
55.8%
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

The following table sets forth the number of Eligible Options (including contingent stock options) held by our named executive officers, our other executive officers as a group, our non-executive directors, our other employees as a group, and our other consultants as a group.

	Eligible Stock Options
Name	Unvested Eligible Options	Vested Eligible Options	Total
Garo H. Armen	730,965	772,660	1,503,625
Steven O’Day	58,378	72,028	130,406
Christine M. Klaskin	24,796	49,540	74,336
Other executive officers as a group	1,148,832	561,208	1,710,040
Non-executive directors as a group	87,382	130,683	218,065
Other employees as a group	517,380	947,836	1,465,216
Other consultants as a group	1,523	254,929	256,452

TOTAL	2,569,256	2,788,884	5,358,140

No employee holds greater than 5% of the 5,358,140 total Eligible Options.

Exchange Ratio

The Option Exchange is a one-for-one exchange. Thus, each Eligible Option will be replaced by a new option covering the same number of shares, but with a new exercise price and ten-year term. The overall number of stock options outstanding will remain the same. Each of the new stock options will have an exercise price equal to the closing price of a share of our common stock on the date on which it is granted, which is expected to be the date of the 2025 Annual Meeting.

Vesting Schedules for New Options

New stock option awards will be subject to the same vesting schedule as the corresponding Eligible Option. New stock options issued in the Option Exchange in exchange for currently exercisable options will be vested and exercisable and new stock options issued in the Option Exchange in exchange for unvested time-based options will vest on the same vesting schedule as the corresponding Eligible Option, generally subject to the participant’s continued employment or service with us through the applicable vesting date.

Term for New Options

The new stock options will expire ten (10) years following the date on which the new options are granted.

Impact of Option Exchange on Surrendered Options

Under the terms of the Option Exchange, there will be no increase to the aggregate number of shares that may be granted pursuant to our 2019 EIP, our 2009 Plan or the 2015 Inducement Equity Plan as a result of the Option Exchange.

Option Exchange Process

Overview of the Option Exchange Process

On the date this Proposal 5 is approved by our stockholders, Eligible Options will be cancelled and new stock options will be granted by our Compensation Committee, with each such new stock option having an exercise price equal to the closing price of a share of our common stock on the date on which it is granted, the same vesting terms as the corresponding Eligible Option, and a term of ten (10) years from the date on which it is granted.

Our 2019 EIP will govern all terms or conditions of new stock options not specifically addressed by the Option Exchange described in this proxy statement. Additionally, it is anticipated that new options will be incentive stock options (that is, they will qualify for the tax-favored treatment) to the maximum extent allowable under Section 422 of the Internal Revenue Code and available for grant under our 2019 EIP.

Impact of Option Exchange on Number of Options Issued

The Board has approved a 1-to-1 exchange ratio under the Option Exchange, such that the same number of stock options will remain outstanding immediately before and after the Option Exchange.

Accounting Impact

The incremental compensation cost associated with the Option Exchange will be measured as the excess, if any, of the fair value of each award of new stock option granted to participants in the Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the new stock options, if any.

Material U.S. Federal Income Tax Consequences of the Option Exchange

The cancellation and grant of stock options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the grant date. Neither the Company, nor participants in the Option Exchange, should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. To the extent permissible and available for grant under our 2019 EIP, new stock options granted under the Option Exchange will be incentive stock options for U.S. federal income tax purposes to the maximum extent permitted under the Internal Revenue Code. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.

Financial Statements

Our consolidated financial statements and other information required by Item 13(a) of Schedule 14A under the Exchange Act are incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025.

Interests of Certain Persons

In considering the recommendation of the Board that our stockholders approve the Option Exchange Proposal, stockholders should be aware that our executive officers and non-employee directors have direct interests in the adoption of this proposal, which may present them with conflicts of interest in connection with the recommendation and approval of this proposal. As discussed above, current employees (including our named executive officers), consultants, and non-employee directors will be eligible to participate in the Option Exchange to the extent they hold Eligible Options and continue to be our employees, consultants, or directors through the completion of the Option Exchange. Therefore, in recommending adoption of this proposal to our stockholders, the Board recognizes, and our stockholders should be aware, that approval of this proposal may benefit our executive officers and non-employee directors.

Vote Required

To approve Proposal 5, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 5. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 5. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 5, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 5.